Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation:	Cyclerion Therapeutics, Inc.

(2) Registered office address:	155 Federal Street, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) Date adopted:
(month, day, year)

(4) Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☒ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:

ARTICLE I

The exact name of the corporation is:

Cyclerion Therapeutics, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business.  Please specify if you want a more limited purpose:

To engage in any lawful activity permitted of a corporation governed by the Massachusetts Business Corporation Act or any successor thereto.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock that the corporation is authorized to issue.  All corporations must authorize stock.  If only one class or series is authorized, it is not necessary to specify any particular designation.

Without Par Value		With Par Value
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	400,000,000
Preferred	100,000,000

The Corporation is authorized to issue 500 million shares of capital stock of which 400 million are “Common Stock” and 100 million shares are “Preferred Stock.”

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series.  The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued.  Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

A.                                    AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is five hundred million (500,000,000) shares, consisting of four hundred million (400,000,000) shares of Common Stock and one hundred million (100,000,000) shares of Preferred Stock.  The board of directors, at any time or from time to time, may reclassify any unissued shares of any class or series of capital stock into one or more existing or new classes or series.

B.                                    DESCRIPTION OF COMMON STOCK

The holders of outstanding shares of Common Stock have the exclusive right to vote for the election of directors and on all other matters requiring action by the shareholders or submitted for action to the shareholders, except as may be provided herein, as may be associated with a series of Preferred Stock, or as may be otherwise required by law.  Each share of Common Stock shall entitle the holder thereof to one vote.

Subject to the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by the Board of Directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive the net assets of the Corporation, after the Corporation has satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of Preferred Stock having preferential rights to receive distributions of the net assets of the Corporation.

C.                                    DESCRIPTION OF PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors shall determine, in whole or in part, the number, preferences, limitations or relative rights of any such series before the issuance of any shares of that series.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

A.                                    BOARD OF DIRECTORS

1.                                     Size.  The Board of Directors shall initially consist of         directors, and the size of the Board of Directors may be increased or decreased, from time to time, to a size fixed, at the time, exclusively by the Board of Directors.  In no event will a decrease in the number of directors shorten the term of an incumbent director.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock have the right, voting separately as a class, to elect one or more directors, the election, terms of office and other features of such directorships shall be governed by the terms of such series.  A director shall serve until his or her successor is elected and qualified, subject to prior death, resignation, retirement or removal.

2.                                     Vacancies.  Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock, any vacancies in the Board of Directors, including any vacancies resulting from the enlargement of the Board of Directors, shall be filled exclusively by the directors then in office, even if less than a quorum.

3.                                     Removal.  Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock, at any special meeting of the shareholders called at least in part for such purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause.  In addition, except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock, the Board of Directors is authorized, from time to time, to remove any director or directors, for cause, at a meeting of the Board of Directors, by vote of a majority of directors then in office.  The provisions of this subsection shall be the exclusive method for the removal of directors.

B.                                    SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS

Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock, shareholder approval of the following actions shall require the affirmative vote of holders of a majority of all shares entitled to vote on such matter: (i) an amendment to these Restated Articles of Organization, (ii) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation’s property, (iii) a merger or consolidation of the Corporation with or into any other entity; or (iv) a share exchange with any other entity.  Any such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall also require approval by the Board of Directors.  This provision is not intended to, and shall not, create a requirement to obtain shareholder approval for matters that do not require shareholder approval under applicable Massachusetts corporation law.

C.                                    ADDITIONAL PROVISIONS

1.                                     The Board of Directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law or these Restated Articles of Organization requires action by the shareholders.  To the extent permitted by law, the bylaws, including a provision adopted solely through action of the Board of Directors, may provide for a different quorum or voting requirement than is provided for in Chapter 156D of the Massachusetts General Laws or any successor statute.

2.                                     A director shall not be liable to the Corporation or its shareholders for damages for any breach of fiduciary duty, except to the extent that the elimination or limitations of liability is not permitted under law.  No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

3.                                      The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, each person, now or hereafter a director of the Corporation or an officer of the Corporation from and against any and all claims and liabilities to which he or she may be or become subject by reason of his or her being or having been a director or officer of the Corporation, or by reason of his or her alleged acts or omissions as a director or officer of the Corporation, and the Corporation shall indemnify and reimburse each such officer and director against and for any and all legal and other expenses reasonably incurred by him or her in connection with any such claims and liabilities, whether or not at or prior to the time which so indemnified, held harmless or reimbursed he or she has ceased to be an officer or director of the Corporation. The foregoing obligation includes payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding.

The Corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization, if such entity fails,

directly or through insurance, to cover such costs and expenses; notwithstanding the foregoing, if such person may be entitled to be indemnified by such other organization or is insured by an insurer providing insurance coverage under an insurance policy issued to such other organization for liabilities, expenses or other losses as to which such person also would be entitled to be indemnified or have expenses advanced by the Corporation pursuant to the foregoing provisions of this Article VI.C.3, then it is intended, as between the Corporation and such other organization and/or its insurer, that such other organization and its insurer shall be the full indemnitor or insurer of first resort for any such liabilities, expenses or other losses, and that only thereafter may the Corporation be required to pay indemnification or advancement of any such liabilities, expenses or other losses.

The right of indemnification set forth in this Article VI.C.3 shall be in addition to and not exclusive of any other rights to which any officer or director of the Corporation may otherwise be lawfully entitled.  As used in this Article VI.C.3, the terms “officer” and “director” include their respective heirs, executors and administrators.

4.                                      Special meetings of shareholders may be called by the Board of Directors or the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting.

5.                                     Unless the Board of Directors of the Corporation consents in writing to the selection of an alternative forum, a state or federal court located within the Commonwealth of Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act or any successor statute, or (d) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article VI.C.5.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law.  If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

N/A

It is hereby certified that these restated articles of organization consolidate all amendments into a single document.  If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Article III; Article IV; Article VI

Signed by:

,

(signature of authorized individual)

☐ Chairman of the board of directors,

☐ President,

☐ Other officer,

☐ Court-appointed fiduciary,

on this                             day of                                        ,                             .

Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the

amount of $        having been paid, said articles are deemed to have been filed with me this

                   day of            , 20        , at                    a.m./p.m.

(time)

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Examiner

Name approval	Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, PLUS $100 for each additional 100,000 shares or any fraction thereof.

C	TO BE FILLED IN BY CORPORATION
Contact Information

M

Telephone:

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.